Filed Pursuant to Rule 424(b)(3)
Registration No. 333-228878

PROSPECTUS
TORM PLC
$250,000,000
Common Shares, Preferred Shares, Debt Securities,
Warrants, Purchase Contracts, Rights and Units
and
47,600,172 Class A Common Shares
offered by the Selling Shareholder

We may, from time to time in one or more offerings, offer and sell our common shares, preferred shares, debt securities, warrants, purchase contracts, rights and units. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. The aggregate offering price of all securities issued under this prospectus may not exceed $250 million.
We may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities and also may add, update or change information contained in this prospectus. We may sell the securities offered by this prospectus directly or through underwriters, agents or dealers, the names of which and the specific terms of a plan of distribution will be stated in the applicable prospectus supplement.
In addition, OCM Njord Holdings S.à r.l., which we refer to herein as Njord Luxco or the Selling Shareholder, may sell in one or more offerings pursuant to this registration statement up to 47,600,172 of our Class A common shares. The Selling Shareholder may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the Selling Shareholder and the times and manners in which they may offer and sell our common shares is described under the sections entitled "Selling Shareholder" and "Plan of Distribution" in this prospectus. We will not receive any of the proceeds from the sale of our Class A common shares by the Selling Shareholder.
Our Class A common shares currently trade on Nasdaq Copenhagen A/S, or Nasdaq Copenhagen, under the symbol "TRMD A" and on Nasdaq Stock Market LLC in New York, or Nasdaq New York, under the symbol "TRMD".  The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq New York or any securities market or other exchange of the securities, if any, covered by the prospectus supplement.
An investment in these securities involves risks. See the section entitled "Risk Factors" beginning on page 9 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2019.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-3 that we have filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, we may sell common, preferred shares, debt securities, warrants, purchase contracts, rights and units described in this prospectus from time to time in one or more offerings, up to a total of $250 million.
This prospectus only provides you with a general description of TORM plc and the securities that are registered hereunder that may be offered by us or the Selling Shareholder. Each time we offer securities, we will provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering. Any prospectus supplement may also add, update or change the information contained in this prospectus. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement you should rely on the information in the prospectus supplement.
This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.
For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the SEC as described below under the section entitled "Where You Can Find Additional Information."
The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. Before you invest in our securities, you should carefully read this prospectus, including the "Risk Factors," any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading "Where You Can Find Additional Information" in both this prospectus and any prospectus supplement), and any additional information you may need to make your investment decision. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
Unless otherwise indicated, the terms "TORM plc," "we," "us," "our," the "Company" and the "Group" refer to TORM plc and its consolidated subsidiaries, which includes TORM A/S and its consolidated subsidiaries, following the closing of the Exchange Offer (defined below). When used in this prospectus to describe events prior to the closing of the Exchange Offer, the terms "TORM A/S," "we," "us," "our," the "Company" and the "Group" refer to TORM A/S and its consolidated subsidiaries before such time. References to "Former TORM A/S" refer to TORM A/S and its consolidated subsidiaries prior to the completion of the 2015 Restructuring (defined below).
Unless otherwise indicated, all references to "U.S. dollars," "USD," "dollars," "US$" and "$" in this prospectus are to the lawful currency of the United States of America, references to "Sterling", "£" and "GBP" are to the lawful currency of the United Kingdom, references to "Danish Kroner," and "DKK" are to the lawful currency of Denmark. We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words "anticipate", "believe", "continue", "could", "estimate", "expect", "intend", "may", "might", "plan", "possible", "potential", "predict", "project", "should", "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are "forward-looking statements." Forward-looking statements include, but are not limited to, such matters as:
•	our future operating or financial results;
•	global and regional economic and political conditions, including piracy;
•	our pending vessel acquisitions, our business strategy and expected capital spending or operating expenses, including dry-docking and insurance costs;
•	statements about shipping market trends, including charter rates and factors affecting supply and demand;
•	our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;
•	our ability to enter into time charters after our current charters expire and our ability to earn income in the spot market;
•	changes in the price of our Class A common shares; and
•	our expectations of the availability of vessels to purchase, the time it may take to construct new vessels, and vessels' useful lives.
Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully under the section entitled "Risk Factors," on page 9 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, and incorporated by reference herein, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	changes in economic and competitive conditions affecting our business, including market fluctuations in charter rates and charterers' abilities to perform under existing time charters;
•	potential liability from future litigation and potential costs due to environmental damage and vessel collisions;
•	the length and number of off-hire periods and dependence on third-party managers; and

•	other factors discussed under the heading "Risk Factors" in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2017, incorporated by reference herein.
You should not place undue reliance on forward-looking statements contained in, or incorporated by reference into, this prospectus because they are statements about events that are not certain to occur as described or at all. All forward-looking statements in, or incorporate by reference into, this prospectus are qualified in their entirety by the cautionary statements contained herein. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.
Except to the extent required by applicable law or regulation, we undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY
This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus and the information incorporated by reference herein, including the section entitled "Risk Factors."
Our Company and our Business
TORM plc is one of the world's largest carriers of refined oil products. Our activities are primarily the transportation of clean petroleum products, such as gasoline, jet fuel, kerosene, naphtha and gas oil, and occasionally dirty petroleum products, such as fuel oil. We are active in all larger vessel segments of the product tanker market from Handysize to Long Range 2 (LR2) tankers. As of the date of this prospectus, we operate a fleet of 75 product tankers, 72 of which we own and three of which we charter in on bareboat charter. In addition, as of the date of this prospectus, we have nine newbuildings under construction. For an overview of the specifications of our fleet, please see "Our Fleet," below.
We have an extensive in-house operating and management platform which performs commercial, administrative and technical management for our vessels. Through this integrated platform, we handle the commercial management of all our vessels and the technical management of all our owned vessels, other than three vessels managed by an unaffiliated third party. In addition, we conduct all vessel sale and purchase activities in-house, leveraging relationships with shipbrokers, shipyards, financial institutions and other shipowners.
History and Development of the Company
TORM A/S, a company organized under the laws of Denmark, was founded in 1889 and has a 130-year track record of operations in the shipping industry. In July 2015, TORM A/S completed a restructuring and recapitalization, which we refer to as the 2015 Restructuring, pursuant to a restructuring agreement between us, Oaktree Capital Management L.P., or Oaktree, and certain of our pre-2015 Restructuring lenders. The net result of the 2015 Restructuring was that (i) the pre-2015 Restructuring lenders received approximately 99% of TORM A/S' share capital in consideration for the write-down of certain of our indebtedness, (ii) the TORM Group acquired 25 product tankers and contracts for the construction of six MR product tanker newbuildings (subsequently delivered to us in 2015 and 2016) from an affiliate of Njord Luxco in exchange for TORM A/S shares, and (iii) Njord Luxco became our majority shareholder.
On April 15, 2016, we established a new corporate structure, whereby TORM plc effectively acquired all of the outstanding A shares of TORM A/S (referred to herein as Danish A shares) in exchange for TORM plc's securities, which we refer to as the Exchange Offer. On April 19, 2016, upon the closing of the Exchange Offer and the listing of TORM plc's Class A common shares on Nasdaq Copenhagen, TORM plc became the TORM Group's publicly-held parent company incorporated under the laws of England and Wales.
In December 2017, we effected a direct listing of our Class A common shares on Nasdaq New York. Our Class A common shares commenced trading on Nasdaq New York under the symbol "TRMD" on December 11, 2017. As a result of our listing on Nasdaq New York, our Class A common shares may be traded on both Nasdaq New York and Nasdaq Copenhagen.
In January 2018, we completed a private placement of 11,920,000 Class A common shares for gross proceeds of approximately $100 million, or the Private Placement. Njord Luxco purchased approximately $70 million of our Class A common shares in the Private Placement. Following the Private Placement and as of the date of this prospectus, Njord Luxco owns approximately 64.4% of our outstanding Class A common shares and our one outstanding C share, the voting rights associated with which relate to election and dismissal of members of the Board of Directors and certain amendments to our Articles of Association.

Our Fleet
The following table sets forth summary information regarding our fleet of owned product tankers, including the vessels that we charter in as of the date of this prospectus
Vessel Name	Type	DWT	Year Built	Shipyard (1)
Owned On-the-Water Product Tankers
TORM Kristina	LR2	99,999	1999	Halla
TORM Gudrun	LR2	99,965	2000	Hyundai
TORM Ingeborg	LR2	99,999	2003	Samho
TORM Valborg	LR2	99,999	2003	Samho
TORM Marina	LR2	109,672	2007	Dalian New
TORM Maren	LR2	109,672	2008	Dalian New
TORM Mathilde	LR2	109,672	2008	Dalian New
TORM Herdis	LR2	114,000	2018	GSI
TORM Hermia	LR2	114,000	2018	GSI
TORM Hellerup	LR2	114,000	2018	GSI
TORM Hilde	LR2	114,000	2018	GSI
TORM Sara	LR1	72,718	2003	Samsung
TORM Estrid	LR1	74,999	2004	Hyundai
TORM Emilie	LR1	74,999	2004	Hyundai
TORM Ismini	LR1	74,999	2004	Hyundai
TORM Signe	LR1	72,718	2005	Samsung
TORM Sofia	LR1	72,660	2005	Samsung
TORM Venture	LR1	73,700	2007	New Century
TORM Gunhild	MR	44,999	1999	Halla
TORM Cecilie	MR	44,999	2001	STX
TORM Amazon	MR	47,275	2002	Onomichi
TORM San Jacinto	MR	47,038	2002	Onomichi
TORM Gertrud	MR	45,990	2002	STX
TORM Gerd	MR	45,960	2002	STX
TORM Caroline	MR	44,999	2002	STX
TORM Moselle	MR	47,024	2003	Onomichi
TORM Rosetta	MR	47,015	2003	Onomichi
TORM Carina	MR	46,219	2003	STX
TORM Freya	MR	45,990	2003	STX
TORM Thyra	MR	45,950	2003	STX
TORM Camilla	MR	44,990	2003	STX
TORM Horizon	MR	46,955	2004	Hyundai Mipo
TORM Resilience	MR	49,999	2005	STX
TORM Thames	MR	47,036	2005	Hyundai Mipo
TORM Helvig	MR	46,187	2005	STX
TORM Ragnhild	MR	46,187	2005	STX
TORM Eric	MR	51,266	2006	STX
TORM Platte	MR	46,959	2006	Hyundai Mipo
TORM Kansas	MR	46,955	2006	Hyundai Mipo
TORM Republican	MR	46,955	2006	Hyundai Mipo
TORM Loke	MR	51,372	2007	SLS
TORM Hardrada	MR	45,983	2007	Shin Kurushima
TORM Lene	MR	49,999	2008	GSI
TORM Laura	MR	49,999	2008	GSI
TORM Lotte	MR	49,999	2009	GSI
TORM Louise	MR	49,999	2009	GSI
TORM Lilly	MR	49,999	2009	GSI
TORM Alice	MR	49,999	2010	GSI
TORM Alexandra	MR	49,999	2010	GSI

Vessel Name	Type	DWT	Year Built	Shipyard (1)
TORM Aslaug	MR	49,999	2010	GSI
TORM Agnete	MR	49,999	2010	GSI
TORM Almena	MR	49,999	2010	GSI
TORM Atlantic	MR	49,999	2010	GSI
TORM Agnes	MR	49,999	2011	GSI
TORM Amalie	MR	49,999	2011	GSI
TORM Arawa	MR	49,999	2012	GSI
TORM Anabel	MR	49,999	2012	GSI
TORM Astrid	MR	49,999	2012	GSI
TORM Thor	MR	49,842	2015	Sungdong
TORM Timothy	MR	49,842	2015	Sungdong
TORM Thunder	MR	49,842	2015	Sungdong
TORM Titan	MR	49,842	2016	Sungdong
TORM Torino	MR	49,842	2016	Sungdong
TORM Troilus	MR	49,842	2016	Sungdong
TORM Sovereign	MR	49,999	2017	Hyundai Mipo
TORM Supreme	MR	49,999	2017	Hyundai Mipo
TORM Charente(2)	Handysize	35,751	2001	Daedong
TORM Garonne	Handysize	37,178	2004	Hyundai Mipo
TORM Loire	Handysize	37,106	2004	Hyundai Mipo
TORM Saone	Handysize	36,986	2004	Hyundai Mipo
TORM Tevere	Handysize	37,383	2005	Hyundai Mipo
TORM Gyda	Handysize	36,207	2009	Hyundai Mipo

Chartered-in Product Tankers
TORM Helene(3)	LR2	99,999	1997	Hyundai
TORM Vita(3)	MR	45,990	2002	STX
TORM Mary(3)	MR	44,990	2002	STX

Newbuildings
Hull no. 15121140	LR1	75,000	Exp. 2019	GSI
Hull no. 15121141	LR1	75,000	Exp. 2019	GSI
Hull no. 15121034	MR	49,999	Exp. 2019	GSI
Hull no. 15121035	MR	49,999	Exp. 2019	GSI
Hull no. 15121036	MR	49,999	Exp. 2019	GSI
Hull no. 15121037	MR	49,999	Exp. 2019	GSI
Hull no. 15121038	MR	49,999	Exp. 2019	GSI
Hull no. 15121039	MR	49,999	Exp. 2019	GSI
Hull no. 15121040	MR	49,999	Exp. 2020	GSI
_______________________
(1)
As used in this prospectus, Hyundai refers to Hyundai Heavy Industries Co. Ltd.; Halla refers to Halla Engineering & Heavy Industries, South Korea; Samho refers to Hyundai Samho Heavy Industries Co. Ltd.; Dalian New refers to Dalian Shipbuilding Industry, China; New Century refers to New Century Shipbuilding Co. Ltd.; Onomichi refers to Onomichi Dockyard, Japan; Daedong refers to Daedong Shipbuilding, South Korea; STX refers to STX Offshore and Shipbuilding Co. Ltd.; Hyundai Mipo refers to Hyundai Mipo Dockyard Co. Ltd.; Shin Kurushima refers to Shin Kurushima Dockyard Co. Ltd., Japan; SLS refers to SLS Shipbuilding Co. Ltd. Tongyeong, South Korea; Samsung refers to Samsung Heavy Industries; Sungdong refers to Sungdong Shipbuilding and Marine Engineering; and GSI refers to Guangzhou Shipyard International Co., Ltd.

(2)	In December 2018, TORM entered into an agreement to sell the Handysize vessel, TORM Charente (built in 2001), and expects to deliver the vessel to the new owners during the first quarter of 2019.
(3)	Vessels were sold and leased back on bareboat charter with a contract expiration in 2022. We have a purchase option for the individual vessels. The vessels are accounted for as financial lease.

Management of Our Fleet
Integrated Platform
We perform commercial and technical management functions for our own fleet which we believe provides us with efficient operations and high-quality service to our customers. Operating under an integrated platform allows us to avoid conflicts of interest that may arise in companies that outsource vessel management to external, related-party entities, to maintain closer control over our operating expenses and to provide customers with better visibility into vessel performance and safety.

Our commercial management includes arranging the employment of our vessels from voyage to voyage as well as presenting opportunities to engage in contracts of affreightment (COAs) with customers or charter out vessels on longer-term charter periods. The commercial management is also responsible for the voyage operation.

Our technical management includes providing technical expertise necessary for all vessel operations, supervising the maintenance, upkeep and general efficiency of vessels, arranging and supervising newbuilding construction, dry-docking, repairs and alterations, crew management, insurance, and developing, implementing, certifying and maintaining a safety management system. We also maintain construction supervision rights over all newbuildings that we acquire in order to ensure that they meet their quality specifications and perform at the standards we require.

In addition to commercial and technical management, we also manage our sale and purchase activities in-house. The team leverages relationships with shipbrokers, shipyards, financial institutions and shipowners to identify attractive vessel acquisition and sale opportunities to attempt to maximize shareholder returns and maintain our desired fleet composition. Our sale and purchase team also seeks to opportunistically renew our product tanker fleet by acquiring modern vessels with specifications demanded by our customers.
Our Business Strategy
Our primary objective is to optimize our earnings within the given market environment and conditions. The four key elements of our business strategy are:
Optimize our chartering strategy as a pure-play product tanker owner and operator to maximize earnings. As one of the world's largest product tanker companies with a current operating fleet of 75 vessels and nine newbuildings under construction as of the date of this prospectus, we are active within all larger product tanker classes (LR2, LR1, MR and Handysize). This is an important factor in meeting customer demands, as global customers in general have transportation requirements that move between vessel classes. Our chartering strategy is to employ our fleet primarily in the spot market, where we are able to optimize earnings from voyage to voyage. We actively manage the employment of our operating fleet between spot market voyages as well as short and long-term time charters. We may seek to employ some of our vessels on longer-term time charter-out contracts, if customer needs and expected returns make it attractive. Due to the scale of our owned fleet we will only enter into long-term charter in commitments if deemed profitable on a case-by-case assessment. We believe that ownership of vessels combined with our integrated platform provides an essential control and allows more flexibility. Short-term charter in agreements (less than 12 months) are considered and evaluated as an active part of our spot-oriented market approach.
Selective fleet growth. We may selectively grow our product tanker fleet and serve as a consolidator in the product tanker segment if the right opportunities arise. Our sale and purchase activities are conducted by an in-house team leveraging relationships with shipbrokers, shipyards, financial institutions and shipowners. We continuously follow the market for attractive opportunities to acquire high-specification second-hand product tankers that will be franchise enhancing and financially accretive. The specific acquisition criteria include for example:
•	Price point attractiveness
•	Complementarity to the current fleet

•	Vessel quality level and origin (quality yard)
•	Operational characteristics incl. main engine design, bunker consumption and cargo intake
We also selectively pursue attractive newbuilding programs with high-quality shipyards, where second-hand purchases do not meet our return thresholds, or where the second-hand market has insufficient liquidity in vessels that meet our customers' requirements. Our in-house technical management has significant experience in newbuilding projects from design to delivery. As of the date of this prospectus, our newbuilding program consists of two LR1 vessels and six MR vessels, with scheduled delivery in 2019, and one MR vessel with expected delivery in 2020. We will from time to time sell vessels that no longer fit our commercial strategy, or if the price point is deemed attractive.
Solid capital structure. We have a solid capital structure with long-dated debt maturities, a strong liquidity position and limited off-balance sheet liabilities. We have an attractive debt profile with favorable interest rates, amortization schedule and covenants. The solid capital structure supports our spot employment strategy and enhances financial and strategic flexibility. In addition, our balance sheet strength gives a competitive advantage when pursuing vessel acquisitions, as counterparties prefer contracting with well-capitalized counterparties. We plan to finance our business and fleet growth with a combination of cash-on-hand and financing from lenders and from the capital markets.
Maintain cost-efficient in-house vessel operations and corporate expenses through an integrated management system. We manage our fleet cost-efficiently and effectively with our in-house commercial and technical management team, which has a reputation for strong commercial performance, safety and operational expertise. Within the One TORM platform, our employees ensure the high quality of the fleet that is essential for acceptance by our customers under their strict vetting criteria. We believe that our largest customers prefer the integrated operating model, as it provides them with better accountability and insight into safety and vessel performance. The integrated nature of our operating platform provides transparency and additional alignment of management and shareholder interests, which mitigates the potential for actual or perceived conflicts of interest with related parties. In addition, it allows for closer control over operating expenses. Our diverse fleet of well-maintained product tankers gives us the necessary and critical mass to reap scale advantages both commercially and in terms of cost-efficiency compared to smaller product tanker owners. We believe that the combination of well-maintained vessels, the presence in all product tanker classes and the integrated operating platform provides the commercial management team with enhanced flexibility and responsiveness to customer demands. As a result, we have consistently delivered TCE earnings and cash flows above industry average.
Corporate Structure and Certain Company Information
TORM plc was incorporated as a public limited company incorporated under the laws of England and Wales on October 12, 2015 under the name Anchor Admiral Limited with company number 09818726. Anchor Admiral Limited was renamed TORM Limited on November 26, 2015, and TORM Limited was renamed TORM plc on January 20, 2016. TORM plc's registered office is at Birchin Court, 20 Birchin Lane, London, EC3V 9DU, United Kingdom. Our telephone number at this address is +44 203 713 4560. Our main commercial and technical activities are managed out of our office at Tuborg Havnevej 18, DK-2900 Hellerup, Denmark. Our telephone number at that address is +45 39 17 92 00. We also have offices located in Mumbai (India), New Delhi (India), Manila (the Philippines), Cebu (the Philippines), Singapore (Singapore) and Houston (Texas, USA). Our website is www.torm.com.
Recent and Other Developments
In October 2018, TORM entered into an agreement to sell the MR vessel TORM Clara (built in 2000) and in the third quarter TORM entered into agreements to sell two other older vessels; the MR vessel TORM Neches (built in 2000) and the Handy vessel TORM Ohio (built in 2001).  The three vessels were sold for a total consideration of approximately $20 million and with a portion of these proceeds TORM expects to repay approximately $12 million of indebtedness secured by these vessels.  All three vessels have been delivered to the new owners.  In December 2018, TORM entered into an agreement to sell the Handy vessel TORM Charente (built in 2001) and expects to deliver the vessel to the new owners the first quarter of 2019.

In November 2018, TORM announced the establishment of a joint venture with ME Production, a leading scrubber manufacturer, and Guangzhou Shipyard International (GSI), which is part of the China State Shipbuilding Corporation group. The joint venture, ME Production China, will manufacture and install scrubbers in China and deliver them to a range of maritime industry customers for both newbuildings and retrofitted vessels. TORM holds an ownership stake of 27.5% in the new joint venture. In connection with the establishment, TORM has ordered a total of 16 scrubbers with ME Production China and signed a letter of intent for an additional 18 scrubbers with the new joint venture.  During the third quarter of 2018, TORM has successfully conducted its first retrofit scrubber installation on the MR ice-class vessel TORM Lene, and on 15 October 2018 TORM took delivery of the first newbuilding outfitted with a scrubber, the LR2 vessel TORM Hilde. These two vessels are expected to provide valuable operational insight in advance of the remaining scrubber installations planned for 2019 and the first half of 2020.
In the fourth quarter of 2018, Christian Søgaard-Christensen resigned as Chief Financial Officer of TORM A/S and principal financial officer of TORM.  Mr. Christensen will continue his normal duties as Chief Financial Officer for a period ending no later than November 2019.  TORM plans to initiate a recruitment process for a new Chief Financial Officer.

RISK FACTORS
An investment in our securities involves a high degree of risk.  Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus and in any prospectus supplement, including the risks described under the heading "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2017, as amended, filed with the SEC on March 8, 2018, as updated by annual and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled "Where You Can Find Additional Information."
The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.
Risks inherent in an investment in our securities
The market price of our securities after any offering may be volatile, and the value of an investment in our securities may decline.
The market price of our securities could be subject to significant fluctuations in response to any one or more of the risk factors discussed in our latest Annual Report on Form 20-F filed with the SEC and others beyond our control, including:
•	the market for similar securities;
•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;
•	mergers and strategic alliances in the tanker industry;
•	market conditions generally and in the tanker industry;
•	prevailing global and regional economic and political conditions;
•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;
•	changes in the basis of taxation of our activities in various jurisdictions;
•	our ability to service and refinance our current and future indebtedness;
•	our ability to raise additional debt and equity to satisfy our capital needs;
•	the failure of securities analysts to publish research about us after this offering or shortfalls in our operating results from levels forecast by securities analysts;
•	announcements concerning us or our competitors; and
•	the general state of the securities markets.
The product tanker market is cyclical in nature, which leads to volatility in freight rates, vessel values and industry profitability and freight rates among different types of product tankers are highly volatile. In addition, the securities markets in recent years have experienced substantial price and volume fluctuations that have affected and continue to affect the market prices of securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as factors such as those listed above, may negatively impact the price of our securities. If the market price of our securities declines, you may not realize any return on your investment in our securities and may lose some or all of your investment. Also, you may not be able to sell the securities at prices equal to or greater than those paid by you in any offering. In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. Future securities litigation against us could result in substantial costs and divert management's attention from other business concerns, which could harm our business, results of operations and financial condition.

We may issue additional securities without your approval, which could dilute your ownership interests and may depress the market price of our securities.

We may issue additional securities of equal or senior rank to your securities, without shareholder approval, in a number of circumstances.
The issuance by us of additional securities of equal or senior rank to your securities may have the following effects:
•	our existing shareholders' proportionate ownership interest in us may decrease;
•	the amount of cash available for dividends or interest payments may decrease;
•	the relative voting strength of previously outstanding securities may be diminished; and
•	the market price of our securities may decline.
Additional risks associated with the operation of our business
The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.
We expect that our vessels will call on ports where smugglers may attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations and financial condition.

RATIO OF EARNINGS TO FIXED CHARGE
The following table sets forth our unaudited ratio of our consolidated earnings to our consolidated fixed charges for each of the last four years and as at September 30, 2018.
(dollars in thousands)	Nine months ended September 30,	Year ended December 31,
	2018	2017	2016	2015	2014
Earnings:
Income before taxes	-32,023	3,184	-141,731	127,024	12,286
Share of profit from Joint Ventures	-192	-3	-176	-202	-
Dividends received from Joint Ventures	440	-	188	200	-
Fixed charges (calculated below)	27,018	34,014	29,872	15,011	3,546
Total Earnings available for fixed charges	$-4,757	$37,196	$-111,846	$142,033	$15,832
Fixed Charges:
Interest charges, whether expensed or capitalized	26,412	33,289	29,670	14,968	3,546
Amortization and write-off of deferred finance fees	606	725	202	43	-
Total Fixed Charges	$27,018	$34,014	$29,872	$15,011	$3,546

Ratio of earnings to Fixed Charges	-0.18	1.09	-3.74	9.46	4.46

Our earnings were inadequate to cover fixed charges by USD 141.7 million for the year ended December 31, 2016, and USD 31.8 million for the nine months ended September 30, 2018. We have derived the deficiency of earnings to cover fixed charges from our historical financial statements.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from sales by the Selling Shareholder.

CAPITALIZATION
Each prospectus supplement will include information on our consolidated capitalization.

PRICE RANGE OF COMMON SHARES
Our Class A common shares currently trade on Nasdaq Copenhagen A/S under the symbol "TRMD A" and on Nasdaq New York under the symbol "TRMD". The B share, C share and warrants are not listed for trading on an exchange.
The following tables set forth: (i) the high and low prices for TORM A/S' Danish A (before April 19, 2016) and TORM plc's Class A (after April 19, 2016) shares as reported on Nasdaq Copenhagen for the periods listed below. Share prices are presented in Danish Kroner per Danish A/Class A share. The information below reflects the issuance of (a) 655.2 million Danish A shares, par value DKK 0.01 per share, in November 2012 on November 5, 2012, and (b) 95,026,374,554 Danish A shares, par value DKK 0.01 per share, in July 2015 in connection with the 2015 Restructuring, and gives effect to the 1,500:1 reverse stock split that TORM A/S implemented with effect as of September 24, 2015, and (ii) the high and low prices for TORM plc's Class A shares as reported on Nasdaq New York for the periods listed below. Share prices are presented in USD per Class A common share.
	Nasdaq Copenhagen		Nasdaq New York
	High	Low	High		Low
Fiscal year ended December 31, 2013	4,275.00	1,050.00	-		-
Fiscal year ended December 31, 2014	2,833.50	453.90	-		-
Fiscal year ended December 31, 2015	2,053.50	92.75	-		-
Fiscal year ended December 31, 2016	99.40	52.00	-		-
Fiscal year ended December 31, 2017	72.50	51.00	-	(1)	-	(1)

	Nasdaq Copenhagen		Nasdaq New York
	High	Low	High		Low
First quarter 2016	99.40	61.50	-		-
Second quarter 2016	89.50	60.00	-		-
Third quarter 2016	68.50	58.00	-		-
Fourth quarter 2016	63.50	52.00	-		-
First quarter 2017	72.50	62.00	-		-
Second Quarter 2017	71.00	61.50	-		-
Third Quarter 2017	69.50	62.00	-		-
Fourth Quarter 2017	64.00	51.00	-	(1)	-	(1)
First Quarter 2018	55.10	42.85	8.10		7.40
Second Quarter 2018	52.40	43.55	8.20		7.10
Third Quarter 2018	51.50	37.60	7.85		5.94
Fourth Quarter 2018 (through and including December 10, 2018)	48.15	37.70	7.31		5.57

	Nasdaq Copenhagen		Nasdaq New York
	High	Low	High		Low
June 2018	52.40	48.80	8.05		7.25
July 2018	51.50	48.20	7.75		7.68
August 2018	49.75	41.00	7.85		6.52
September 2018	41.40	37.60	7.09		5.94
October 2018	41.75	37.70	6.60		5.57
November 2018	47.65	40.25	7.28		5.87
December 2018 (through and including December 10, 2018)	48.15	44.60	7.31		7.15
(1)
The Class A common shares commenced trading on Nasdaq New York on December 11, 2017, however, the limited volume of trading on Nasdaq New York precluded an established trading market for the Class A common shares. Accordingly, per share high and low prices for the Class A common shares are not available for the periods indicated.

PLAN OF DISTRIBUTION
We may sell or distribute the securities included in this prospectus and the Selling Shareholder may sell our common shares through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
In addition, we may sell some or all of our securities, and the Selling Shareholder may sell our common shares included in this prospectus through:
•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•
trading plans entered into by us or the Selling Shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans.

In addition, we or the Selling Shareholder may enter into options or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any Selling Shareholder may enter into hedging transactions with respect to our securities. For example, we or any Selling Shareholder may enter into transactions involving short sales of our common shares by broker-dealers;
•	sell common shares short and deliver the shares to close out short positions;
•
enter into option or other types of transactions that require us or the Selling Shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
We or any Selling Shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any Selling Shareholder or borrowed from us, any Selling Shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any Selling Shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any Selling Shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
The Selling Shareholder and any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and the Selling Shareholder may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by us or the Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Capital Market, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange.
We will bear costs relating to all of the securities offered and sold by us under this registration statement.

If more than five percent (5%) of the net proceeds of any offering of common shares made under this prospectus will be received by a Financial Industry Regulatory Authority, or FINRA, member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

SELLING SHAREHOLDER
Based solely upon information furnished to us by the Selling Shareholder, the following table sets forth information with respect to the beneficial ownership of our Class A common shares held as of the date of this prospectus by the Selling Shareholder. The Selling Shareholder is offering an aggregate of up to 47,600,172 of our Class A common shares, which were acquired in private transactions. The Selling Shareholder may sell some, all or none of its shares covered by this prospectus.
Selling Shareholder	Common Shares Owned Prior to the Offering	Percentage of Class Prior to the Offering (1)	Total Common Shares Offered Hereby	Percentage of the Class Following the Offering (2)
Njord Luxco(3) (4)	47,600,172	64.4%	47,600,172	0%

(1)	Based on 73,905,975 Class A common shares outstanding as of the date of this prospectus (excluding treasury shares).
(2)	Assumes that the Selling Shareholder sells all of the common shares offered hereby.
(3)
The business address of Njord Luxco is OCM Njord Holdings S.a r.l, 26A, Boulevard Royal L-2449, Luxembourg, Luxembourg. The majority shareholder of Njord Holdings is OCM Luxembourg OPPS IX Sarl.  The majority shareholder of OCM Luxembourg OPPS IX Sarl is Oaktree Opportunities Fund IX, L.P.  The general partner of Oaktree Opportunities Fund IX, L.P. is Oaktree Opportunities Fund IX GP, L.P.  The general partner of Oaktree Opportunities Fund IX GP, L.P. is Oaktree Opportunities Fund IX GP, Ltd.  The sole director of Oaktree Opportunities Fund IX GP, Ltd. is Oaktree Capital Management, L.P.  The general partner of Oaktree Capital Management, L.P. is Oaktree Holdings, Inc.  The sole shareholder of Oaktree Holdings, Inc. is Oaktree Capital Group, LLC.  The duly appointed manager of Oaktree Capital Group LLC is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank and Sheldon M. Stone who, by virtue of their membership interests in Oaktree Capital Group Holdings GP, LLC, may be deemed to share voting and dispositive power with respect to the shares of TORM plc held by Njord Holdings.  The address for all of the entities and individuals identified above is c/o Oaktree Capital Management, L.P., 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(4)	Mr. Christopher Boehringer, the Chairman of our Board of Directors, is Managing Director and Co-Head of Distressed Debt Europe of Oaktree Capital Management (Intl) Limited.

DESCRIPTION OF SHARE CAPITAL
The following is a summary of the description of our share capital.  Because the following is a summary, it does not contain all information that you may find useful. For more complete information, you should read our Memorandum and Articles of Association, which were filed as Exhibit 1.1 to our Annual Report on Form 20-F for the year ended December 31, 2017, initially filed with the SEC on March 8, 2018 and thereafter amended. Please see the section of this prospectus entitled "Where You Can Find Additional Information."
Share Capital
Issued and Authorized Capitalization
As of the date of this prospectus, our share capital consists of 74,218,846 Class A common shares, par value $0.01 per share, including 312,871 treasury shares, one Class B share, par value $0.01 per share and one Class C share, par value $0.01 per share.
At the Company's 2016 Annual General Meeting of Shareholders, the Board of Directors was granted certain authorizations to increase our issued share capital, both with and without pre-emption rights to the existing shareholders. These share authorities expire on March 14, 2021. The Board of Directors did not seek new authorities at the Company's 2017 Annual General Meeting or 2018 Annual General Meeting.
Our Board of Directors may issue shares or rights relating to shares for cash free from pre-emption up to an aggregate nominal amount of $5,493,160 comprising:
(a) up to an aggregate nominal amount of $686,142 in connection with the Exchange Offer (of which $622,988.48 nominal value was issued (62,298,846 Class A common shares, one B share and one C share) during the period ended December 31, 2016. As the Exchange Offer has been completed, no further shares will be issued under this authority;
(b) up to an aggregate nominal amount of $1,372,283 and which can be offered in connection with any proposed initial public offering of equity securities on certain United States stock exchanges (of which none were issued as of the date hereof, leaving a current authority to issue up to 137,228,300 Class A common shares);
(c) up to an aggregate nominal amount of $2,596,226 in general equity issues including warrants, convertible debt and general equity with the issue being at fair value as determined by the Board of Directors (of which $119,200 nominal value was used as of the date hereof, leaving a current authority to issue up to 247,702,600 Class A common shares); and
(d) up to an aggregate nominal amount of $838,509 to directors, officers or employees of the Company or any of its subsidiaries. As of the date here, we have current authority to issue up to 79,273,997 Class A common shares.
Our Board of Directors was also authorized at the 2016 Annual General Meeting of Shareholders to make market purchases up to a maximum of 6,861,413 Class A common shares within a certain pricing range. As of the date hereof, we have authority to purchase up to 6,548,542 Class A common shares or approximately 9% of our share capital excluding treasury shares.
Our Shares
Class A common shares. Each outstanding Class A common share, par value $0.01 per share, has, (i) on a poll, one (1) vote on all matters at the general meeting (other than the election or removal of the Deputy Chairman), (ii) pre-emption rights upon any new issue of equity securities (including Class A common shares) for cash (unless otherwise provided by the UK Companies Act 2006, or the UK Companies Act, or our Articles of Association or as disapplied by the relevant shareholders' resolution) and (iii) the right to receive dividends, as well as liquidation proceeds and other distributions, that we may declare from time to time. The Class A common shares are not redeemable, either in full or in part.

Class B share. The one outstanding Class B share, par value $0.01, is held by a trustee on behalf of our minority shareholders (the Class A common shareholders other than Njord Luxco or its affiliates) pursuant to the terms of a minority trust deed. The Class B share has (i) one vote at our general meetings, (ii) no pre-emptive subscription rights in relation to any issue of new shares of other classes and (iii) effectively carries no right to receive dividends, liquidation proceeds or other distributions from us. The holder of the Class B share has the right to elect one member to our Board of Directors (the Deputy Chairman) as well as appoint one Board Observer. David Weinstein serves as the Class B share elected director and Jeffrey Stein is the appointed Board Observer. The Class B share may not be transferred or pledged, except for a transfer to a replacement trustee or a redemption by us. The Class B share is required to be redeemed when the Class C share is redeemed. The trustee is required to exercise its rights as holder of the Class B share at the direction of such minority shareholders. Such minority shareholders are able to direct the trustee as the holder of the Class B share by responding to a directions request distributed to such minority shareholders in accordance with the terms of the minority trust deed.
Class C share. The one outstanding Class C share, par value $0.01, is held by Njord Luxco. The holder of the Class C share has 350,000,000 votes at our general meetings on specified matters, described below. Based on Njord Luxco's share ownership as of the date of this prospectus of 47,600,172 Class A common shares and the C share, Njord Luxco has 397,600,172 votes.
The Class C share votes may only be cast on resolutions in respect of the appointment or removal of directors (excluding the Deputy Chairman) and certain amendments to the Articles of Association proposed by the Board of Directors. The Class C share votes may not be cast on resolutions in respect of any amendments to certain reserved matters, as specified in our Articles of Association, (unless those reserved matters also constitute changes to our Articles of Association on which the Class C share is entitled to vote), pre-emptive rights of shareholders, rights attached to the Class B share and other minority protection rights provisions contained in our Articles of Association.
The Class C share has no pre-emption rights in relation to any issue of new shares of other classes and effectively carries no right to receive dividends, liquidation proceeds or other distributions from us. The Class C share may not be transferred or pledged, except to an affiliate of Njord Luxco or pursuant to redemption by us. The Class C will be automatically redeemed when Njord Luxco and its affiliates cease to beneficially own at least one third of our issued Class A common shares. The voting rights attached to the Class C share have the practical effect of allowing Njord Luxco to control the Board of Directors of TORM plc and to make amendments to the Articles of Association proposed by the Board of Directors, other than amendments to the minority protections, even when Njord Luxco holds only a third of the issued Class A common shares, the votes cast by Njord Luxco would represent approximately 90% of the votes that may be cast on resolutions on which the Class C share may vote.
The reserved matters set forth in our Articles of Association require either the approval of a majority of our Board including our Chairman and Deputy Chairman or the approval of a resolution approved by at least 70% or 86% of the votes capable of being cast. Please see  "Memorandum and Articles of Association," below.
Our Share History
Set forth below is our share history of TORM A/S from the 2015 Restructuring through and including the date of this prospectus.
In connection with the completion of the 2015 Restructuring, 2015, TORM A/S' share capital was increased to DKK 957,543,745.56, consisting of 95,754,374,554 Danish A shares, one B share with special administrative rights and one C share with special voting rights, each with par value DKK 0.01 per share. A total of 95,754,374,555 votes were attached to the Danish A shares and the B share, and the C share had 525,000,000,000 votes at the general meeting in respect of certain specified matters.

With effect as of September 24, 2015, TORM A/S' share capital was consolidated by consolidating every 1,500 Danish A shares into one new Danish A share with a par value of DKK 15 per share.
On January 13, 2016, 9,810 Danish A shares of DKK 15 and 1,054 fractional Danish A shares of DKK 0.01 each, which we acquired through the redemption process carried out as part of the implementation of the 1,500:1 share consolidation implemented with effect as of September 24, 2015, were cancelled.
At the closing of the Exchange Offer 62,298,846 TORM A/S A shares were tendered for exchange for one TORM plc Class A common share, par value $0.01 per share, and the TORM A/S B share and C share were each exchanged for a TORM plc Class B share and Class C share, respectively. TORM plc purchased the remaining 1,523,139 TORM A/S shares. Upon the completion of the Exchange Offer, our share capital consisted of 62,298,846 Class A common shares, par value $0.01 per share, one B share, par value $0.01, one C share, par value $0.01, and 50,000 redeemable shares of GBP 1.00 each.
In September 2016, we redeemed the 50,000 redeemable shares of GBP 1.00 each.
On January 26, 2018, we completed our Private Placement of 11,920,000 Class A common shares for gross proceeds of approximately $100 million. Njord Luxco purchased approximately $70 million of our Class A common shares in the Private Placement. Following the Private Placement and as of the date of this prospectus, Njord Luxco owns approximately 64.4% of our outstanding Class A Common Shares, excluding treasury shares.
As of the date of this prospectus, we have 73,905,975 Class A common shares issued and outstanding (excluding treasury shares), one Class B share and one Class C share.
Warrants
As part of the 2015 Restructuring, TORM A/S' issued 7,181,578,089 warrants to certain of our pre-2015 Restructuring lenders in partial consideration of the debt-write down, or the Consideration Warrants, each entitling the holder thereof to subscribe for one new Danish A share, par value DKK 0.01, without pre-emption rights for TORM A/S' existing shareholders. Those Consideration Warrants were consolidated on a 1,500 for one basis with effect as of September 24, 2015. On closing of the Exchange Offer, each Consideration Warrant that was assented to the Exchange Offer was exchanged for an equivalent warrant in TORM plc.  Exchanged Consideration Warrants in TORM A/S were cancelled. As a part of the Exchange Offer, the Consideration Warrants could be exchanged on a one-for-one basis for an equivalent TORM plc warrant or, if unexercised during the four weeks following the closing of the Exchange Offer, the Consideration Warrants lapsed automatically without compensation.  Each TORM plc warrant currently outstanding is convertible into one Class A common shares, par value $0.01 per share, against payment of a subscription price of DKK 95.2. The warrants can be exercised until July 13, 2020. As of September 30, 2018, there were 4,711,953 warrants outstanding.
Restricted Share Units
In accordance with our remuneration policy adopted at our General Meeting in April 2018, our Board of Directors, pursuant to a long-term incentive program, which we refer to as the LTIP, may periodically grant certain employees Restricted Share Units, or RSUs in the form of restricted stock options. Each RSU granted under the LTIP entitles its holder to acquire one Class A common share, subject to vesting. The RSUs are subject to a minimum of a three-year vesting period, with one third of the grant amount vesting at each anniversary date beginning on January 1, 2019. The exercise price of each vested RSU is DKK 53.7, which corresponds to the daily average closing price on Nasdaq Copenhagen across the 90-calendar day period before the date of the General Meeting on April 12, 2018 plus a premium of 15%. Vested RSUs may be exercised for a period of 360 days months after each vesting date. In 2016 and 2017 our Board of Directors agreed to grant RSU's on similar terms, except that, the exercise price for RSU's granted in 2016 and 2017 was DKK 96.3 and DKK 93.6, respectively. For employee grantees including members of the Senior Management Team other than the Executive Director, the exercise period was 180 days for the 2016 and 2017 grants compared to 360 days for the 2018 grants. For the Executive Director, Jacob Meldgaard, the 2016 grant was subject to a five-year vesting period compared to a three-year period for the 2018 grant.

In 2018, the Board agreed to grant a total of 944,468 RSUs to LTIP participants and an additional 766,035 RSUs to our Executive Director Jacob Meldgaard. This grant to Mr. Meldgaard represented the unvested portion, or approximately 60%, of the RSUs that he was granted in 2016, which were subject to a five-year vesting period, which Mr. Meldgaard has agreed not to exercise.
Holders of RSUs do not, and will not, have rights as a shareholder with respect to such RSUs until such time as the RSUs vest and are exercised and the Class A common shares are issued. The RSU allocation is subject to the laws of England and Wales and includes certain adjustment and acceleration provisions, exercise conditions and other customary terms.
As of September 30, 2018, there were 2,704,864 RSUs outstanding (comprised of RSUs granted in 2018 and RSUs previously granted in 2016 and 2017 other than those granted to Mr. Meldgaard, which he agreed not to exercise), which have been granted to our Executive Director, the other members of the senior management team and certain employees pursuant to the LTIP, of which 255,345 RSUs were exercisable. Zero RSUs under the 2016, 2017 or 2018 program have been exercised.
Transfer Agent
The transfer agent for our Class A common shares is Computershare Trust Company, N.A.
Listing
Our Class A common shares are listed on Nasdaq Copenhagen under the symbol "TRMD A" and on Nasdaq New York under the symbol "TRMD".
Memorandum and Articles of Association
The description of our Memorandum and Articles of Association is incorporated herein by reference to our Annual Report on Form 20-F for the year ended December 31, 2017, initially filed with the SEC on March 8, 2018 and thereafter amended, as updated by annual and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, together with our Memorandum and Articles of Association, a copy of which were filed as Exhibit 1.1 thereto.  Please see the section of this prospectus entitled "Where You Can Find Additional Information."

DESCRIPTION OF DEBT SECURITIES
We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement.  We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part.  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto).  The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.  Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.
The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings.  We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as "subsequent filings."  The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.
General
We expect that neither indenture will limit the amount of debt securities which may be issued.  The debt securities may be issued in one or more series.
You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
•	the designation, aggregate principal amount and authorized denominations;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•
if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;
•	whether the debt securities will be our senior or subordinated securities;
•	whether the debt securities will be our secured or unsecured obligations;
•	the applicability and terms of any guarantees;
•
the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;
•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;
•	any events of default not set forth in this prospectus;
•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;
•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;
•	whether the debt securities will be issued in the form of global securities or certificates in registered form;
•	any listing on any securities exchange or quotation system;
•	additional provisions, if any, related to defeasance and discharge of the debt securities; and
•	any other special features of the debt securities.
Subsequent filings may include additional terms not listed above.  Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee.  Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof.  No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.
Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount.  United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.
Senior Debt
We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt.  The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.
Subordinated Debt
We may issue subordinated debt securities under a subordinated debt indenture.  Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.
Covenants
Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•	our ability to incur either secured or unsecured debt, or both;
•	our ability to make certain payments, dividends, redemptions or repurchases;
•	our ability to create dividend and other payment restrictions affecting our subsidiaries;
•	our ability to make investments;
•	mergers and consolidations by us or our subsidiaries;
•	sales of assets by us;
•	our ability to enter into transactions with affiliates;
•	our ability to incur liens; and
•	sale and leaseback transactions.
Modification of the Indentures
We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class.  But we expect that no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;
(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;
(3) reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;
(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);
(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;
(6) makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or
(7) waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;
will be effective against any holder without his consent.  Other terms as specified in subsequent filings may be modified without the consent of the holders.
Events of Default
We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:
•	default in any payment of interest when due which continues for 30 days;
•	default in any payment of principal or premium at maturity;
•	default in the deposit of any sinking fund payment when due;
•	default in the performance of any covenant in the debt securities or the applicable indenture which
•	continues for 60 days after we receive notice of the default;
•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.
There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of debt securities.
We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable.  Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture.  We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.
Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity.  Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.
Defeasance and Discharge
The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.  We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders.  This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.
Defeasance of Certain Covenants
We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.
Form of Debt Securities
Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either in registered form, where our obligation runs to the holder of the security named on the face of the security, or in bearer form, where our obligation runs to the bearer of the security.
Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.
Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Global Securities
We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement relating to those debt securities. We anticipate that the following provisions will apply to all depositary arrangements:
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.
Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest in that registered global security, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders of a registered global security or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability to owners of beneficial interests for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.
We expect that the indenture will provide that if the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will be required to issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the indenture is expected to allow us to decide, at any time and in our sole discretion, to not have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.
If we issue registered global securities, we expect that the Depository Trust Company, or DTC, will act as depository and the securities will be registered in the name of Cede & Co., as DTC's nominee.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase any of our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. We expect that such terms will include, among others:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the number and type of our securities purchaseable upon exercise of such warrants;
•	the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either a senior indenture or subordinated indenture.

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.
The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:
•	the exercise price for the rights;
•	the number of rights issued to each stockholder;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the right to exercise the rights will commence and the date on which the right will expire;
•	the amount of rights outstanding;
•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.
The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see "Where You Can Find Additional Information" of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe the terms of the offered units.  We expect that such terms will include, among others:
•
the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

TAX CONSIDERATIONS
United States Federal Income Tax Considerations
The following is a discussion of the material United States federal income tax considerations that may be relevant to prospective investors in the securities offered hereunder and, unless otherwise noted in the discussion, is the opinion of Seward & Kissel, LLP, our United States counsel, insofar as it contains legal conclusions with respect to matters of United States federal income tax law.  The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein.
This discussion does not purport to deal with the tax consequences of owning the securities offered under this prospectus relevant to all categories of investors, some of which, such as banks, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect the mark-to-market method of accounting for their securities, investors whose functional currency is not the U.S. dollar, investors that are or own the offered securities through partnerships or other pass-through entities, investors that own, actually or under applicable constructive ownership rules, 10% or more of our equity, persons that will hold the offered securities as part of a hedging transaction, "straddle" or "conversion transaction," persons who are deemed to sell the offered securities under constructive sale rules, persons required to recognize income for U.S. federal income tax purposes no later than the taxable year in which such income is included on an "applicable financial statement" and persons who are liable for the alternative minimum tax may be subject to special rules. The following discussion of United States federal income tax matters is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, or the Treasury Regulations, all as in effect or in existence on the date of this prospectus, and all of which are subject to change, possibly with retroactive effect. This discussion does not address any aspect of state, local, or any U.S. federal tax considerations other than income taxation, such as estate or gift taxation or unearned income Medicare contribution taxation. This discussion deals only with holders who purchase securities in connection with this offering and hold such securities as a capital asset. The discussion below is based, in part, on the description of our business as described in this prospectus and assumes that we conduct our business as described in this prospectus. Unless otherwise noted, references in the following discussion to the "Company," "we," "our," and "us" are to TORM plc and its subsidiaries on a consolidated basis.
United States Federal Income Taxation of the Company
Taxation of Operating Income: In General
We anticipate that substantially all of our gross income will be derived from the use and operation of vessels in international commerce, and that this income will principally consist of freights from the transportation of cargoes, hire or lease income from voyage or time charters and the performance of services directly related thereto, which we refer to as "shipping income". Unless exempt from U.S. federal income taxation under Section 883 of the Code, under Article 8 of the U.S.-United Kingdom Income Tax Treaty or under Article 8 of the U.S.-Denmark Income Tax Treaty, we will be subject to U.S. federal income taxation, in the manner discussed below, to the extent our shipping income is considered for U.S. federal income tax purposes to be derived from sources within the United States.
Shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered for U.S. federal income tax purposes to be 50% derived from sources within the United States. Shipping income attributable to transportation that both begins and ends in the United States will be considered to be 100% derived from sources within the United States. We are not permitted by law to engage in transportation that gives rise to 100% U.S. source shipping income.
Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any U.S. federal income tax.

We do not believe that we or our subsidiaries will qualify for exemption from tax under Section 883, although we and our subsidiaries may qualify in the future if there is a change in our capital structure. See below for a discussion of the requirements for qualification under Section 883.
We and/or one or more of our subsidiaries (collectively referred to as "we" for purposes of this paragraph) may qualify for exemption from tax under the terms of the U.S.-UK Income Tax Treaty or U.S.-Denmark Income Tax Treaty. Whether we so qualify depends, among other things, on whether we satisfy the Limitation on Benefits article of the applicable U.S. income tax treaty. In particular, we would generally satisfy the Limitation on Benefits article if we can establish that we are engaged in the active conduct of a trade or business in the UK or Denmark, whichever is applicable, our U.S. source shipping income is derived in connection with, or is incidental to, such trade or business, and such trade or business activity in the applicable treaty jurisdiction is substantial in relation to our trade or business activity in the United States. Additionally, we may also be able to satisfy the Limitation on Benefits article of the U.S.-Denmark Income Tax Treaty if we can establish that our principal class of shares is regularly traded on a recognized stock exchange, such as Nasdaq Copenhagen. For this purpose, our Class A Common Shares would generally be considered our primary class of shares if the Class A Common Shares represents more than 50% of the voting power and value of the company. Additionally for this purpose, our Class A Common Shares would be treated as regularly traded if the Class A Common Shares are traded in more than de minimis quantities each quarter and the aggregate number of Class A Common Shares traded during the prior taxable year are at least 6% of the average number of Class A Common Shares during such prior taxable year. Given the legal and factual uncertainties in making the foregoing determination, there can be no assurance that we will qualify for exemption from tax under a U.S. income tax treaty, or that the IRS or a court of law will agree with our determination in this regard.
Exemption Under Section 883 of the Code
Under Section 883 of the Code and the Treasury Regulations promulgated thereunder, or "Section 883," we and each of our subsidiaries that derives U.S. source shipping income will qualify for exemption from U.S. federal income tax under Section 883 in respect of such shipping income if, in relevant part:
•
we and each such subsidiary is organized in a "qualified foreign country" which, as defined, is a foreign country that grants an equivalent exemption from tax to corporations organized in the United States in respect of the shipping income for which exemption is being claimed under Section 883, which we refer to as the "country of organization requirement"; and either

•
more than 50% of the value of our stock is owned actually or constructively under specified attribution rules, by "qualified shareholders" (which as defined includes, among other things, individuals who are "residents" of qualified foreign countries and corporations that are organized in qualified foreign countries and meet the Publicly-Traded Test discussed immediately below), which we refer to as the "50% Ownership Test," or

•
our stock is "primarily" and "regularly" traded on an "established securities market" in our country of organization, in another country that grants an "equivalent exemption" to U.S. corporations, or in the United States, which we refer to as the "Publicly-Traded Test".

Since the IRS has recognized the United Kingdom, our country of incorporation, and each of the countries of incorporation of our subsidiaries, including Denmark, as a qualified foreign country in respect of the shipping income for which exemption is being claimed under Section 883, we and each of our subsidiaries satisfy the country of organization requirement. Therefore, we and each of our subsidiaries will be exempt from U.S. federal income tax with respect to our U.S. source shipping income if we and each of our subsidiaries satisfy either the "50% Ownership Test" or the "Publicly-Traded Test" and certain substantiation and reporting requirements are met. We do not anticipate satisfying the 50% Ownership Test. Our ability to satisfy the Publicly-Traded Test is discussed below.
The Treasury Regulations provide, in pertinent part, that a class of stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country (such as Nasdaq Copenhagen) if the exchange is designated under a Limitations on Benefits article in a United States income tax treaty and if the number of shares of such class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares of such class that are traded during that taxable year on established securities markets in any other single country. Currently, our shares are primarily traded on the Nasdaq Copenhagen for purposes of the "primarily traded" test, although this may change in future years.

The Treasury Regulations provide further that stock of a foreign corporation will be considered to be "regularly traded" on an established securities market only if: (i) one or more classes of stock of the corporation that, in the aggregate, represents more than 50% of the stock of the corporation, by voting power and value, is listed on such established securities market, (ii) each such class of stock is traded on such established securities market, other than in de minimis quantities, on at least 60 days during the taxable year, and (iii) the aggregate number of shares of such stock traded on such established securities market is at least 10% of the average number of shares of such stock outstanding during such taxable year. Even if this were not the case, the Treasury Regulations provide that the trading frequency and trading volume tests will be deemed satisfied with respect to a class of stock that is traded on an established securities market in the United States if such stock is regularly quoted by dealers making a market in such stock. We have a single class of stock that is listed on the Nasdaq New York, an established securities market in the United States. Although  we do not anticipate satisfying the requirement that our stock be "regularly traded" on an established securities market under the quantitative testing rules, our common stock is deemed to be "regularly traded" on an established securities market for purposes of satisfying the Publicly-Traded Test.
The Treasury Regulations provide, in pertinent part, that a class of stock of a foreign corporation will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, within the meaning of the Treasury Regulations, on more than half the days during such taxable year by persons who each own 5% or more of the vote and value of the outstanding shares of such class of stock, which persons we refer to as "5% shareholders" and rule as the "5% override rule".
For purposes of identifying our 5% shareholders, we are permitted to rely on Schedule 13G and Schedule 13D filings with the SEC.
In the event the 5% override rule were triggered with respect to any class of stock for any taxable year, the Treasury Regulations provide that the 5% override rule will nevertheless not apply to such class of stock for such taxable year if the foreign corporation can establish that among the closely-held group of 5% shareholders, which we refer to as the "5% closely-held group," there are sufficient 5% shareholders that are considered to be qualified shareholders (for purposes of Section 883) to preclude non-qualified 5% shareholders in the 5% closely-held group from owning 50% or more of the total value of the shares of such class for more than half the number of days during such taxable year. In order to establish this, a sufficient number of 5% shareholders that are qualified shareholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified shareholders. These requirements are onerous and there is no assurance that we would be able to satisfy them. Currently, OCM Njord Holdings S.a.r.l. through its wholly-owned subsidiary, Njord Luxco, owns approximately 64.4% of our outstanding Class A Common Shares. As such, we expect the 5% override rule to be triggered and that we would not be able to rely on Section 883 for exemption from United States federal income taxation on our U.S. source shipping income. Therefore, if we cannot qualify for benefits under an applicable U.S. income tax treaty, we would be subject to United States taxation on our U.S. source shipping income.
U.S. Federal Income Taxation in the Absence of Section 883 or Treaty Exemption
4% Gross Basis Tax Regime. To the extent the benefits of Section 883 or an applicable U.S. income tax treaty are unavailable, our U.S. source shipping income which is not considered to be "effectively connected" with the conduct of a U.S. trade or business, as discussed below, would be subject to a 4% U.S. federal income tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, which we refer to as the "4% gross basis tax regime". Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income should never exceed 2% under the 4% gross basis tax regime.
Net Basis and Branch Tax Regimes. To the extent the benefits of Section 883 or an applicable U.S. income tax treaty are unavailable and our U.S. source shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as discussed below, any such "effectively connected" U.S. source shipping income, net of applicable deductions, would be subject to the U.S. federal income tax currently imposed at the corporate rate of 21%. In addition, we may be subject to the U.S. branch profits tax, at a rate of 30% or such lower rate as may be provided by an applicable U.S. income tax treaty, on earnings "effectively connected" with the conduct of such U.S. trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of their U.S. trade or business.

Our U.S. source shipping income will be considered "effectively connected" with the conduct of a U.S. trade or business only if:
•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
•
substantially all of our U.S. source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, substantially all of our U.S. source shipping income be attributable to regularly scheduled transportation. Based on the foregoing and on the expected mode of our shipping operations, we believe that none of our U.S. source shipping income will be "effectively connected" with the conduct of a U.S. trade or business.
U.S. Taxation of Gain on Sale of Vessels.
Regardless of whether we qualify for exemption under Section 883 of the Code or the applicable U.S. income tax treaty, we do not expect to be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.
Taxation of Holders of Securities Offered Hereunder
The material U.S. federal income tax considerations to investors that are beneficial owners of any of the offered securities that are either (a) United States persons within the meaning of section 7701(a)(30) of the Code or (b) not United States persons within the meaning of section 7701(a)(30) of the Code of purchasing, acquiring, owning, holding, exercising, exchanging, selling or otherwise disposing of the offered securities will be described in a supplement to this prospectus.
If a partnership holds our common shares, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your own tax advisor.
Danish Tax Considerations
The following is a summary of certain Danish tax considerations relating to an investment in TORM plc, based upon the opinion of Bech-Bruun, our counsel as to matters of Danish tax law.  The summary describes the Danish tax implications pertaining to dividends paid from TORM A/S to TORM plc, the 2015 Restructuring, and a sale of Class A common shares by TORM plc.
The summary does not purport to constitute exhaustive tax or legal advice. It is specifically to be noted that the summary does not address all possible tax consequences relating to an investment in the shares of TORM plc. The summary is based solely upon the tax laws of Denmark in effect on the date of this annual report. Danish tax laws may be subject to changes, possibly with retroactive effect.

Sale of Class A common shares by TORM plc
Shareholders not resident in Denmark will normally not be subject to Danish tax on gains realized on the sale of shares, irrespective of the ownership period and equity interest. However, Danish anti-avoidance rules should be observed as these rules may, if certain conditions are met, result in a requalification of tax-exempt capital gains into dividends, which could trigger Danish withholding taxes. These rules could apply in a number of situations, such as in connection with a related party sale of shares against cash and in unrelated third party transactions in connection with the transfer of shares to a new holding company (controlled by a third party) against shares and cash. For example, this could be the case, if dividends from TORM A/S cannot be received tax exempt by TORM plc. The rules should only apply to intra-group transactions as well as situations where TORM plc receives an ownership share in the group acquiring the shares in TORM A/S.
Dividends distributed to the holders of Class A common shares of TORM A/S to TORM plc
Under Danish tax law, dividends paid on shares in a Danish company to a foreign company are normally subject to dividend withholding tax of 27%.  However, the foreign company receiving the dividends will as a main rule be subject to a final Danish withholding tax of 22% provided the recipient reclaims the excess tax from the Danish tax authorities.
Dividends paid on shares in a Danish company are as a starting point exempt from Danish withholding tax when the foreign receiving company owns at least 10% of the Danish distributing company, the foreign receiving company is tax resident within the EU or a state which has a tax treaty with Denmark, and the Danish taxation should be reduced or eliminated in accordance with the EU Parent/Subsidiary Directive (2011/96/EU) or in accordance with a tax treaty between Denmark and the state in which the receiving company is domiciled.
When considering whether the EU Parent/Subsidiary Directive (2011/96/EU) or a tax treaty can be applied (thereby enabling exemption from Danish withholding taxes on dividend distributions), the Danish tax authorities do consider a number of other criteria, including whether the foreign receiving company is the beneficial owner, and whether the structure can be challenged based on general anti-avoidance rules introduced in 2015.
If these conditions for exemption are not fulfilled, Danish withholding tax of 27% (potentially reduced to 22%) will be triggered on such dividend distributions.
Share transfer tax and stamp duties
No Danish share transfer tax or stamp duties are payable on direct or indirect transfer of the shares of TORM A/S.
Danish Tax Risks
Tax consequences related to the 2015 Restructuring could increase our tax burden and could have a material adverse effect on our financial position.
The debt write-down and conversion of debt that occurred as part of the 2015 Restructuring is considered a debt forgiveness for Danish tax purposes. The debt forgiveness will not result in taxes being payable by us provided that the debt forgiveness can be classified as a comprehensive agreement between us and our creditors, and provided that the debt forgiveness takes place on normal market terms as applied between unrelated parties.
If the debt forgiveness is classified as a comprehensive agreement, the gain on the debt forgiveness realized by us will not be taxable. If the debt forgiveness is classified as singular debt forgiveness, however, the gain on the debt forgiveness will be taxable to us. This classification determination is based on a number of factors, including the percentage of the creditors of the unsecured debt who participated in the debt forgiveness. Because the 2015 Restructuring was a complex transaction, the evaluation of whether it was entered into on normal market terms consequently requires judgment.

Management expects that the debt forgiveness will be classified as a comprehensive agreement between us and our creditors, and that it is entered into on normal market terms. In the event that this is not the case, it could increase our overall tax burden and could have a material adverse effect on our future performance, results of operations, cash flows and financial position.
The Danish Tax Authorities may challenge whether TORM plc is entitled to Danish withholding tax exemption on dividends from TORM A/S.
TORM plc is a tax resident of the United Kingdom and owns 100% of the shares of TORM A/S and should as a starting point be entitled to the benefits under the EU Parent/Subsidiary Directive (2011/96/EU) provided TORM plc is the beneficial owner of the dividends and is not subject to the Danish anti-abuse rules.  It is, however, not currently clear whether similar provisions would continue to apply following the United Kingdom's intended departure from the European Union.
However, TORM plc should be entitled to the benefit of the double tax treaty entered into between Denmark and the United Kingdom. The double tax treaty reduces dividend withholding tax to nil for wholly-owned subsidiaries (where the relevant conditions are satisfied), and its protection would, in principle, be available regardless of the United Kingdom's departure from the European Union. In order for the double tax treaty to apply, TORM plc must be considered the beneficial owner of the dividends and must not be subject to Danish anti-abuse rules. We believe that the group structure, the level of business activity carried out in the United Kingdom by TORM plc, the economic risk of TORM plc and TORM plc's right to dispose of dividends received justify that TORM plc is the beneficial owner of dividends received from TORM A/S, that TORM plc is not a conduit entity and that Danish anti-abuse rules should not apply.
Consequently, we believe that dividends distributed from TORM A/S to TORM plc should be exempt from Danish dividend withholding tax according to either the application of the EU Parent/Subsidiary Directive (2011/96/EU) or the double tax treaty entered into between Denmark and the United Kingdom (so long as a claim is made and the treaty relief is granted). If the provisions of the EU Parent/Subsidiary Directive (2011/96/EU) did not apply and not all of the applicable conditions in the double tax treaty between the United Kingdom and Denmark are fulfilled, Danish withholding taxes of 27% (potentially reduced to 22%) will be triggered on such dividend distributions.
United Kingdom Tax Considerations
The following discussion is based upon the opinion of Watson Farley & Williams LLP, our counsel as to matters of the taxation laws of the United Kingdom.  The following statements do not constitute tax advice and are intended only as a general guide to current United Kingdom law and HM Revenue and Customs ("HMRC") published practice, which may not be binding on HMRC, as at the date of this document (which are both subject to change at any time, possibly with retrospective effect).
They relate only to certain limited aspects of the United Kingdom tax treatment of the beneficial owners of the Class A common shares. They are intended to apply only to shareholders who are resident only in the United Kingdom for United Kingdom tax purposes (unless the context requires otherwise) and, if individuals, who are domiciled in the United Kingdom and to whom split-year treatment does not apply. The statements below only relate to persons who are and will be the absolute beneficial owners of the Class A common shares and who hold, and will hold, the Class A common shares through the Depository Trust Company as investments (and not as securities to be realized in the course of a trade).
The statements below are not exhaustive and may not apply to certain shareholders, such as dealers in securities, broker dealers, insurance companies and collective investment schemes, shareholders who are exempt from taxation, shareholders who hold their shares through an Individual Savings Account or a Self-Invested Personal Pension and shareholders who have (or are deemed to have) acquired the Class A common shares by virtue of an office or employment. Such persons may be subject to special rules. This summary does not address any inheritance tax considerations.

Prospective purchasers of the Class A common shares who are in any doubt as to their tax position should consult an appropriate professional adviser.
Taxation of Dividends
General
TORM plc is not required to make any withholding or deduction for or on account of United Kingdom tax in respect of dividends on the Class A common shares, irrespective of whether the shareholder receiving the dividend is resident in or outside the United Kingdom.
Individual Shareholders
United Kingdom resident individual shareholders may be subject to income tax on dividends they receive from the Company.  The first £2,000 of dividend income that the United Kingdom resident individuals receive in each tax year is taxed at a rate of 0% (the "nil rate amount").
Dividend income that is within the nil rate amount counts towards an individual's basic or higher rate limits – and will therefore affect the taxation of other income received and any capital gains realized by the individual in the tax year.  It may also affect the level of savings allowance to which they are entitled (as this is different for basic and higher rate taxpayers).  In calculating into which tax band any dividend income over the nil rate amount falls, dividend income is treated as the "top slice" of an individual's income.
Any dividend income received by a UK resident individual shareholder in excess of the nil rate amount will be subject to income tax at a rate of 7.5%, to the extent that it is within the basic rate band, 32.5% to the extent that it is within the higher rate band and 38.1%, to the extent that it is within the additional rate band.
Corporate Shareholders
Shareholders within the charge to United Kingdom corporation tax which are "small companies" (for the purposes of United Kingdom taxation of dividends) will not generally expect to be subject to tax on dividends from the Company.
Other shareholders within the charge to United Kingdom corporation tax will not be subject to tax on dividends from the Company so long as the dividends fall within an exempt class and certain conditions are met. For example: dividends paid to companies holding less than 10% of the issued share capital of the payer (or any class of that share capital) are generally dividends that fall within an exemption in respect of "portfolio holdings" (subject to the application of relevant anti-avoidance rules). Other exemptions may also apply.
Shareholders Resident outside the United Kingdom
Where a shareholder resident for tax purposes outside the United Kingdom carries on a trade, profession or vocation in the United Kingdom and the dividends are a receipt of that trade or, in the case of corporation tax, the Class A common shares are held by or for a United Kingdom permanent establishment through which a trade is carried on, the shareholder may be liable to United Kingdom tax on dividends paid by the Company.
Taxation of Chargeable Gains
Individual Shareholders
A disposal of the Class A common shares may give rise to a chargeable gain (or allowable loss) for the purposes of United Kingdom capital gains tax, depending on the circumstances and subject to any available exemption or relief. The rate of capital gains tax in respect of shareholdings is 10% for individuals who are subject to income tax at the basic rate and 20% to the extent that an individual's chargeable gains, when aggregated with his or her income chargeable to income tax, exceed the basic rate band for income tax purposes. An individual shareholder is entitled to realize an exempt amount of gains (£11,700 in the 2018/19 tax year) in each tax year without being liable to tax.

A shareholder who is an individual and who has ceased to be resident in the United Kingdom for taxation purposes (or has become treated as resident outside the United Kingdom for the purposes of a double tax treaty ("treaty non-resident") for a period of five years or less and who disposes of the Class A common shares during that period may in some circumstances also be liable, on his or her return to the United Kingdom, to United Kingdom capital gains tax on that gain, subject to any available exemptions or reliefs.
Corporate Shareholders
Where a shareholder is within the charge to United Kingdom corporation tax, including cases where it is not resident (for tax purposes) in the United Kingdom, a disposal of the Class A common shares may give rise to a chargeable gain (or allowable loss) for the purposes of United Kingdom corporation tax, depending on the circumstances and subject to any available exemption or relief. Indexation allowance may reduce the amount of chargeable gain that is subject to corporation tax, but may not create or increase any allowable loss.  For disposals on or after 1 January 2018, indexation allowance covers only the movement in the retail prices index from the date of acquisition to 31 December 2017.
Shareholders Resident outside the United Kingdom
A shareholder that is not resident in the United Kingdom (and, in the case of an individual, is not temporarily non-resident) for United Kingdom tax purposes and whose Class A common shares are not held in connection with carrying on a trade, profession or vocation in the United Kingdom generally will not be subject to United Kingdom tax on chargeable gains on the disposal of the Class A common shares.
Stamp Duty and Stamp Duty Reserve Tax ("SDRT")
The comments in this section relating to stamp duty and SDRT apply whether or not a shareholder is resident or domiciled in the United Kingdom.
Special rules may apply to shareholders such as market makers, brokers, dealers and intermediaries.
Following the European Court of Justice decision in HSBC Holdings Plc and Vidacos Nominees Ltd v The Commissioners for Her Majesty's Revenue & Customs (C-569/07) and the First-tier Tax Tribunal decision in HSBC Holdings Plc and The Bank of New York Mellon Corporation v The Commissioners for Her Majesty's Revenue & Customs (TC/2009/16584), HMRC has confirmed that 1.5% SDRT is no longer payable when new shares are issued to a clearance service or depositary receipt system. In the 2017 Budget, the government of the United Kingdom confirmed that this will remain the case after the United Kingdom's intended departure from the European Union.
No stamp duty should be payable on the acquisition or transfer of the beneficial ownership of the Class A common shares held by a nominee for a person whose business is or includes the provision of clearance services where that acquisition or transfer is settled within the clearance service and there is no physical instrument of transfer.
An agreement for the transfer of such Class A common shares will also not give rise to a SDRT liability, provided that no election has been made under section 97A of the United Kingdom Finance Act 1986 which is applicable to such Class A common shares. We understand that no such election has been made by the Depository Trust Company as respects the Class A common shares.
Any instrument of transfer of the Class A common shares that are not held by a nominee for a person whose business is or includes the provision of clearance services will generally attract stamp duty at a rate of 0.5% of the amount or value of the consideration for the transfer (rounded up, if necessary, to the next multiple of £5). No stamp duty is chargeable on an instrument transferring shares where the amount or value of the consideration is £1,000 or less and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions for which the aggregate consideration exceeds £1,000. An unconditional agreement for such transfer, or a conditional agreement which subsequently becomes unconditional, will also generally be liable to SDRT at the rate of 0.5% of the amount or value of the consideration for the transfer; but such liability will be cancelled if the agreement is completed by a duly stamped instrument of transfer within six years of the date of the agreement, or if the agreement was conditional, the date the agreement became unconditional. Where stamp duty is paid, any SDRT previously paid should be repaid on the making of an appropriate claim generally with interest.

Therefore, a transfer of title in the Class A common shares or an agreement to transfer such shares from within the Depository Trust Company system out of the Depository Trust Company system, and any subsequent transfers or agreements to transfer outside the Depository Trust Company system, will generally attract a charge to United Kingdom stamp duty and/or United Kingdom SDRT at a rate of 0.5% of any consideration.
Shareholders should note in particular that a redeposit of the Class A common shares into the Depository Trust Company system, including by means of a transfer into a depositary receipt system, will generally attract United Kingdom stamp duty and/or United Kingdom SDRT at the higher rate of 1.5%.
ENFORCEABILITY OF CIVIL LIABILITIES
We are an English company and our executive offices are located outside of the United States. Our officers and the majority of our directors and some of the experts named in this document reside outside of the United States. In addition, substantially all of our assets and the assets of our officers, directors and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons or enforcing any judgments obtained in U.S. courts to the extent assets located in the United States are insufficient to satisfy the judgments. In addition, original actions or actions for the enforcement of judgments of U.S. courts with respect to civil liabilities solely under the federal securities laws of the United States may not be enforceable in England.
LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and New York law. The validity of securities offered by this prospectus will be passed upon for us by Watson Farley & Williams LLP with respect to matters of English law. Certain matters relating to Danish tax law will be passed upon for us by Bech-Bruun.
EXPERTS
The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 20-F have been audited by Deloitte Statsautoriseret Revisionspartnerselskab, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Statsautoriseret Revisionspartnerselskab are located at Weidekampsgade 6, 2300 Copenhagen, Denmark.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the SEC. You may read and copy any document that we file and obtain copies at prescribed rates from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  Further information about our company is available on our website at www.torm.com. The information on our website does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to "incorporate by reference" information that we file with it.  This means that we can disclose important information to you by referring you to those filed documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, filed with the SEC on March 8, 2018, and our Annual Report on Form 20-F/A filed with the SEC on April 9, 2018.
•	Our Current Report on Form 6-K, filed with the SEC on November 15, 2018, containing our interim results for the nine months ended September 30, 2018.
•	Our Report on Form 6-K, filed with the SEC on December 17, 2018, containing information regarding the resignation of our Chief Financial Officer, Christian Søgaard-Christensen.
We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:
TORM plc
Tuborg Havnevej 18
DK-2900 Hellerup
Denmark
+45 39 17 92 00

These reports may also be obtained on our website at www.torm.com. None of the information on our website is a part of this prospectus.
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the IASB. As a "foreign private issuer", we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of any stock exchange on which our common shares may be listed in the future, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a "foreign private issuer", our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
SEC registration fee		$65,376.38
FINRA filing fee		$81,411.36
Nasdaq listing fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and engraving expenses	$	*
Transfer agent and registrar fees	$	*
Indenture trustee fees and expenses	$	*
Blue sky fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this registration statement.

TORM PLC
Common Shares

Preferred Shares
Debt Securities
Warrants
Purchase Contracts
Rights
Units
and
47,600,172 Class A Common Shares
offered by the Selling Shareholder

PROSPECTUS

February 12, 2019